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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 26, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of Eclipse Ultra Short Term Income Fund, Eclipse Balanced Fund, Eclipse Mid Cap Value Fund, and Eclipse Small Cap Value Fund, series of Eclipse Funds, (hereafter referred to as "the Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, NY
February 22, 2001